Exhibit 10.1

HARRIS TEETER SUPERMARKETS, INC.

2013 CASH INCENTIVE PLAN

1.

Purpose.

The purpose of this Plan is to provide executive officers of Harris Teeter Supermarkets, Inc. (f/k/a Ruddick Corporation) and its Affiliates with incentive compensation based upon the level of achievement of financial, business and other performance criteria.  This Plan is intended to permit the payment of bonuses under various plans or arrangements that may qualify as performance-based compensation under Code Section 162(m) and related regulations. This Plan is a successor to the Ruddick Corporation Cash Incentive Plan which was effective October 2, 2006.

2.

Definitions.

(a)

“Affiliate” means a wholly owned subsidiary of Harris Teeter Supermarkets, Inc. or any entity that, directly or indirectly, is controlled by Harris Teeter Supermarkets, Inc.

(b)

“Board” means the Board of Directors of Harris Teeter Supermarkets, Inc.

(c)

“Bonus” means a cash payment made pursuant to this Plan with respect to a particular Performance Period, determined pursuant to Section 8 below.

(d)

“Bonus Formula” means as to any Performance Period, the formula established by the Committee pursuant to Section 6 of this Plan in order to determine the Bonus amounts, if any, to be paid to Participants based upon the level of achievement of targeted goals for the selected Performance Measures.  The formula may differ from Participant to Participant or business group to business group.  The Bonus Formula shall be of such a nature that an objective third party having knowledge of all the relevant facts could determine whether targeted goals for the Performance Measures have been achieved.

(e)

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(f)

“Committee” means the Compensation Committee of the Board consisting of at least two directors who shall qualify as “outside directors” within the meaning of Code Section 162(m).

(g)

“Fiscal Year” means the fiscal year of Harris Teeter Supermarkets, Inc. or its Affiliates.

(h)

“Participant” means an employee of Harris Teeter Supermarkets, Inc. or its Affiliates who is considered an executive officer of Harris Teeter Supermarkets, Inc. or its Affiliates within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder and as designated under Section 6 below.

(i)

“Performance-Based Compensation” means compensation that qualifies as “performance-based compensation” within the meaning of Code Section 162(m) and related regulations.

(j)

“Performance Measure” means any one or more of the performance criteria listed below.  The performance criteria may be applied either individually, alternatively, or in any combination and measured on an absolute basis or relative to a pre-established target as may be specified and approved by the Committee.  The performance criteria may include: return on invested capital, net operating profit (before or after tax), operating profit margin, gross margin, operating profit, earnings before income taxes, earnings (which may include earnings before interest and taxes and net earnings, and may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or adjusted to include or exclude any or all items), earnings per share (on a GAAP or non-GAAP basis), growth in any of the foregoing measures, stock price, return on equity or average shareholders’ equity, total shareholder return, growth in shareholder value relative to the moving average of the S&P 500 Index or another index, return on capital, return on assets or net assets, return on investment, economic value added, market shares, overhead or other expense reduction, credit rating, strategic plan development and implementation, succession plan development and implementation, improvement in workforce, diversity, customer indicators, improvements in productivity, attainment of objective operating goals and employee metrics.

(k)

“Performance Period” means any Fiscal Year or such other period as determined by the Committee.

(l)

“Plan” means this Harris Teeter Supermarkets, Inc. 2013 Cash Incentive Plan.

(m)

“Predetermination Date” means, for a Performance Period, (i) the earlier of 90 days after commencement of the Performance Period or the expiration of 25% of the Performance Period, provided that the achievement of targeted goals under the selected Performance Measures for the Performance Period is substantially uncertain at such time; or (ii) such other date on which a performance goal is considered to be pre-established pursuant to Code Section 162(m).

3.

Eligibility.

The individuals eligible to participate in this Plan for a given Performance Period shall be limited to Participants as defined herein.

4.

Plan Administration.

(a)

The Committee shall be responsible for the requirements for qualifying compensation as Performance-Based Compensation.  Subject to the limitations on Committee discretion imposed under Code Section 162(m), including limits on discretionary bonus increases, the Committee shall have such powers as may be necessary to discharge its duties hereunder. The Committee shall be responsible for the general administration and interpretation of this Plan and for carrying out its provisions, including the authority to construe and interpret the terms of this Plan, determine the manner and time of payment of any Bonuses, prescribe forms and procedures for purposes of Plan participation and distribution of Bonuses and adopt rules, regulations and to take such action as it deems necessary or desirable for the proper administration of this Plan. The Committee may delegate its administrative tasks to Harris Teeter Supermarkets, Inc. employees or others as appropriate for proper administration of this Plan.

(b)

Any rule or decision by the Committee or its delegate(s) that is not inconsistent with the provisions of this Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

5.

Term.

This Plan shall be effective as of October 3, 2012.  Notwithstanding the foregoing, this Plan shall terminate unless it is approved at the next Harris Teeter Supermarkets, Inc. annual shareholders' meeting following the date that the Board adopts this Plan.  Once approved by the Harris Teeter Supermarkets, Inc.’s shareholders, this Plan shall continue until the earlier of (i) a termination under Section 9 of this Plan, (ii) the date any shareholder approval requirement under Code Section 162(m) ceases to be met or (iii) the date that is five years after the February 21, 2013 shareholder meeting.

6.

Bonuses.

Prior to the Predetermination Date for a Performance Period, the Committee shall designate and approve in writing, the following:

(a)

Performance Period;

(b)

Positions or names of employees who will be Participants for the Performance Period;

(c)

Targeted goals for selected Performance Measures during the Performance Period; and

(d)

Applicable Bonus Formula for each Participant, which may be for an individual Participant or a group of Participants.

7.

Determination of Amount of Bonus.

(a)

Calculation.  After the end of each Performance Period, the Committee shall certify in writing (to the extent required under Code Section 162(m)) the extent to which the targeted goals for the Performance Measures applicable to each Participant for the Performance Period were achieved or exceeded.  The Bonus for each Participant shall be determined by applying the Bonus Formula to the level of actual performance that has been certified by the Committee.  Notwithstanding any contrary provision of this Plan, the Committee, in its sole discretion, may eliminate or reduce, but not increase, the Bonus payable to any Participant below that which otherwise would be payable under the Bonus Formula.  The aggregate Bonus(es) payable to any Participant during any Fiscal Year shall not exceed $2,000,000.

The Committee may appropriately adjust any evaluation of performance under a Performance Measure to exclude any of the following events that occurs during a Performance Period:  (A) the effects of currency fluctuations, (B) any or all items that are excluded from the calculation of earnings as reflected in any Harris Teeter Supermarkets, Inc. press release and Form 8-K filing relating to an earnings announcement, (C) asset write-downs, (D) litigation or claim judgments or settlements, (E) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (F) accruals for reorganization and restructuring programs, and (G) any other extraordinary or non-operational items.

(b)

Right to Receive Payment.  Each Bonus under this Plan shall be paid solely from general assets of Harris Teeter Supermarkets, Inc. and its Affiliates.  This Plan is unfunded and unsecured; nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of a Bonus other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

8.

Payment of Bonuses.

(a)

Timing of Distributions.  Harris Teeter Supermarkets, Inc. and its Affiliates shall distribute amounts payable to Participants as soon as is administratively practicable following the determination and written certification of the Committee for a Performance Period, but in no event later than two and one-half months after the end of the calendar year in which the Performance Period ends, except to the extent a Participant has made a timely election to defer the payment of all or any portion of such Bonus under the Harris Teeter Supermarkets, Inc. Flexible Deferral Plan or deferred compensation plan or arrangement established and approved by Harris Teeter Supermarkets, Inc.

(b)

Payment.  The payment of a Bonus, if any (as determined by the Committee at the end of the Performance Period), with respect to a specific Performance Period requires that the employee be an active employee on the payroll of Harris Teeter Supermarkets, Inc.’s or an Affiliate on the last day of each applicable Performance Period and at the time the payment is made, unless the Participant’s employment was earlier terminated due to early, normal or late retirement under the terms of the Harris Teeter Supermarkets, Inc. pension or similar retirement plan.

(c)

Code Section 409A.  To the extent that benefits under this Agreement are or become subject to Internal Revenue Code Section 409A, the Agreement shall be interpreted and construed to the fullest extent allowed under Code Section 409A and the applicable regulations and other guidance thereunder to satisfy the requirements of an exception from the application of Code Section 409A or, alternatively, to comply with such Code Section and the applicable regulations and other guidance thereunder, and to avoid any additional tax thereunder.  To the extent compliance with the requirements of Treasury Regulation Section 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Code Section 409A to payments due to Employee upon or following his separation from service, then notwithstanding any other provision of this Agreement, any such payments that are otherwise due within six (6) months following Employee’s separation from service will be deferred without interest and paid to Employee in a lump sum immediately following that six (6) month period.

9.

Amendment and Termination.

The Committee may amend, modify, suspend or terminate this Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in this Plan or in any Bonus granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would (i) increase the amount of compensation payable pursuant to such Bonus, or (ii) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation.  Notwithstanding the foregoing, the Committee may amend, modify, suspend or terminate this Plan if any such action is required by law.  To the extent required under applicable law, including Code Section 162(m), Plan amendments shall be subject to shareholder approval. At no time before the actual distribution of funds to Participants under this Plan shall any Participant accrue any vested interest or right whatsoever under this Plan except as otherwise stated in this Plan.

10.

Withholding.

Distributions pursuant to this Plan shall be subject to all applicable taxes and contributions required by law to be withheld in accordance with procedures established by Harris Teeter Supermarkets, Inc.

11.

No Additional Participant Rights.

The selection of an individual for participation in this Plan shall not give such Participant any right to be retained in the employ of Harris Teeter Supermarkets, Inc. or any of its Affiliates, and the right of Harris Teeter Supermarkets, Inc. and any such Affiliate to dismiss such Participant or to terminate any arrangement pursuant to which any such Participant provides services to Harris Teeter Supermarkets, Inc.

or its Affiliates, with or without cause, is specifically reserved.  No person shall have claim to a Bonus under this Plan, except as otherwise provided for herein, or to continued participation under this Plan.  There is no obligation for uniformity of treatment of Participants under this Plan.  The benefits provided for Participants under this Plan shall be in addition to and shall in no way preclude other forms of compensation to or in respect of such Participants.  It is expressly agreed and understood that the employment of a Participant is terminable at the will of either party and, if such Participant is a party to an employment contract with Harris Teeter Supermarkets, Inc. or one of its Affiliates, in accordance with the terms and conditions of the Participant’s employment agreement.

12.

Successors.

All obligations of Harris Teeter Supermarkets, Inc. or its Affiliates under this Plan, with respect to awards granted hereunder, shall be binding on any successor to Harris Teeter Supermarkets, Inc., whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of Harris Teeter Supermarkets, Inc.

13.

Nonassignment.

The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of descent and distribution.

14.

Severability.

If any portion of this Plan is deemed to be in conflict with applicable law, that portion of the Plan, and that portion only, will be deemed void under applicable law.  All other provisions of the Plan will remain in effect.  Furthermore, if any provision of this Plan would cause Bonuses not to constitute Performance-Based Compensation, that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions hereof shall remain in full force and effect.

15.

Governing Law.

This Plan shall be governed and construed under the laws of the State of North Carolina.

IN WITNESS WHEREOF, Harris Teeter Supermarkets, Inc. has caused this Plan to be executed this 25th day of February, 2013, effective as of October 3, 2012.

HARRIS TEETER SUPERMARKETS, INC.

By: /S/ JOHN B. WOODLIEF

John B. Woodlief, Executive Vice President and
Chief Financial Officer